As filed with the Securities and Exchange Commission on July 27, 2001
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
____________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________
SOCKET COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)
____________________

DELAWARE	94-3155066
(State of incorporation)	(I.R.S. Employer Identification No.)
37400 Central Court Newark, CA 94560
(Address of principal executive offices)
____________________
AMENDED AND RESTATED 1995 STOCK PLAN
(Full title of the Plan)
____________________
DAVID W. DUNLAP CHIEF FINANCIAL OFFICER SOCKET COMMUNICATIONS, INC. 37400 Central Court Newark, CA 94560 (510) 744-2700
(Name, address, and telephone number, including area code, of agent for service)
____________________
Copies to:
Herbert P. Fockler, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

____________________

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Amended and Restated 1995 Stock Plan Common Stock, $0.001 par value	900,000 shares	$2.21(1)	$1,989,000(1)	$497.25

(1) Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933 solely for the purpose of calculating registration fee. In accordance with Rules 457(c) and 457(h), the computation is based on the average of the high and low sale prices for the Common Stock of Socket Communications, Inc. reported by the Nasdaq National Market on July 25, 2001.

SOCKET COMMUNICATIONS, INC.
REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and information previously filed with the Securities and Exchange Commission by Socket Communications, Inc. (the "Registrant") are hereby incorporated by reference in this Registration Statement:

(a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

(c) The description of the Registrant's Common Stock contained in the Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act on April 11, 1995 and amended on June 15, 1995.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII of the Registrant's Certificate of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors and certain stockholders.

Delaware Law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant also maintains insurance for the benefit of its directors and executive officers insuring such persons against certain liabilities, including liabilities under the securities laws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Amended and Restated 1995 Stock Plan.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C. as to legality of securities being registered.
23.1	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP, Independent Accountants.
24.1	Power of Attorney.

Item 9. Undertakings.

    The undersigned Registrant hereby undertakes:

      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filling of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation of the Registrant, the Bylaws of the Registrant, Indemnification Agreements entered into between the Registrant and its officers and directors, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of California, on this 23rd day of July, 2001.

SOCKET COMMUNICATIONS, INC.

By: /s/ Kevin J. Mills
        Kevin J. Mills
       President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Kevin J. Mills and David Dunlap as his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Kevin J. Mills Kevin J. Mills	President and Chief Executive Officer (Principal Executive Officer)	July 23, 2001
/s/ Charlie Bass Charlie Bass	Chairman of the Board	July 23, 2001
/s/ David W. Dunlap David W. Dunlap	Vice President of Finance and Administration and Chief Financial Officer (Principal Financial Officer)	July 23, 2001
/s/ Micheal L. Gifford Micheal L. Gifford	Executive Vice President and Director	July 23, 2001
/s/ Enzo Torresi Enzo Torresi	Director	July 23, 2001
/s/ Gianluca Rattazzi Gianluca Rattazzi	Director	July 23, 2001
/s/ Burnett W. Donoho Burnett W. Donoho	Director	July 23, 2001
/s/ Leon Malmed Leon Malmed	Director	July 23, 2001

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

Registration Statement on Form S-8

SOCKET COMMUNICATIONS, INC.

INDEX TO EXHIBITS
Exhibit Number	Description
4.1	Amended and Restated 1995 Stock Plan.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C. as to legality of securities being registered.
23.1	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP, Independent Auditors.
24.1	Power of Attorney (see page II-4).

Exhibit 5.1

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304-1050

July 23, 2001

Socket Communications, Inc.
37400 Central Court
Newark, CA 94560

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 27, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 900,000 shares of your Common Stock (the "Shares") reserved for issuance under the Amended and Restated 1995 Stock Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan.

It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany any grant under the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendment thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati

Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 1995 Stock Plan of Socket Communications, Inc. of our report dated February 16, 2001, with respect to the financial statements of Socket Communications, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California

July 23, 2001